NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 15, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 03, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Maxar Technologies Inc. and Galileo Bidco, Inc., a wholly owned subsidiary of Galileo Parent, Inc., an indirect subsidiary of Galileo Topco, Inc., which are each affiliated with Advent International Corporation became effective before market open on May 03, 2023. Each share of Maxar Technologies Inc.'s common stock was exchanged for USD 53.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on May 03, 2023.